EXHIBIT 21.1

SUBSIDIARIES OF U.S. HOME SYSTEMS, INC.

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR JURISDICTION

U.S. Remodelers, Inc.	Delaware

EXHIBIT 21.1 – Page 1